Exhibit 2.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “LQR HOUSE INC.”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JANUARY, A.D. 2021, AT 11:35 O'CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of state

4689656 8100	Authentication: 202405304
SR# 20210268299	Date: 01-29-21
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:35 AM 01/29/2021
FILED 11:35 AM 01/29/2021
SR 20210268299 - File Number 4689656

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

 OF

LQR HOUSE INC.

LQR House Inc. (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 11, 2021.

SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with the provisions of Sections 242 and 245 of the DGCL and has been approved by the requisite vote of the stockholders of the Corporation in accordance with the provisions of Section 228 of the DGCL, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

THIRD: The text of the Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

1.       Name. The name of the corporation is LQR House Inc.

2.       Registered Office and Registered Agent. The address of the registered office of the corporation in Delaware is c/o Cogency Global Inc., 850 New Burton Rd, Suite 201, Dover, County of Kent, Delaware 19904, and the name of its registered agent at that address is Cogency Global Inc.

3.       Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.       Capital Stock. The total number of shares of stock that the corporation is authorized to issue is 50,000,000 shares, par value $0.001 per share, all of which shares are designated as common stock.

5.       Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6.       Section 203. The Corporation elects not to be governed by Section 203 of the DGCL.

7.       Mailing and Principal Address. The mailing address and street address of the principal office of the corporation is 217 Queen Street West, Suite 401, Toronto, Ontario, Canada M5V 0R2.

8.       Limitation of Directors’ Liability; Indemnification. The personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law. The corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in this certificate of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

9.       Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 28 day of January, 2021.

LQR HOUSE INC.

By:	/s/ Darren Collins
Name:	Darren Collins
Title:	Chief Financial Officer

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